EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (333-163564, 333-174125, 333-181994, 333-189122, 333-203866, 333-215750, 333-22993, 333-238314 and 333-257896) of our report dated February 28, 2024 with respect to the consolidated financial statements and schedules, which appear in Universal Insurance Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the U.S. Securities and Exchange Commission, and to the reference to us as “Experts” in these Registration Statements.

/s/ Plante & Moran, PLLC

East Lansing, Michigan
February 28, 2024